Investor Contact:  John Borden                    Press Contacts:  John Stefans
                   212-270-7318                                    212-270-7438
                                                                     John Meyers
                                                                    212-270-7454
                                                                   Kathleen Baum
        For Immediate Release                                      212-270-5089


      New York, November 13, 1997 In connection with the preparation of its Quarterly Report on Form 10-Q, to be filed with the S.E.C. this week, The Chase Manhattan Corporation said today that its total trading revenue (including trading-related net interest income) for the month of October amounted to a loss of approximately $160 million before tax.

      Chase said that the loss was the result of unusually volatile and adverse trading markets in the latter part of October, characterized by sharp price declines and a loss of liquidity for certain securities, particularly emerging markets securities.

      Chase said that these recent developments and the ongoing uncertain market environment present some risk that Chase will be unable to achieve its previously announced 1997 target of 15% annual growth in operating earnings per share.

      The corporation's other previously announced 1997 financial goals are: managed revenue growth of 6% to 8%; return on common stockholder's equity of 19%; an efficiency ratio of between 54% and 55%; and incremental merger savings of $635 million to $680 million.

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